Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A of Fidelity Trend Fund: Fidelity Trend Fund of our report dated February 14, 2011 on the financial statements and financial highlights included in the December 31, 2010 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts February 24, 2011